                                                                    Exhibit 99.1




FOR IMMEDIATE RELEASE
Hudson Valley Holding Corp.                Contact:    Wendy Croker
21 Scarsdale Road                                      VP, Shareholder Relations
Yonkers, NY 10707                                      (914) 771-3214




                          HUDSON VALLEY HOLDING CORP.
                     INCREASES STOCK REPURCHASE PROGRAM BY
                              ONE DOLLAR PER SHARE


     Yonkers, N.Y., May 25, 2004 - William E. Griffin, Chairman of the Board of Hudson Valley Holding Corp. announced the approval by the Board of Directors of a program, effective May 26, 2004, to repurchase up to 75,000 of its shares at a price of $38.25 per share, or a price of $44.00 per share for a transaction of at least 2,000 shares. This offer expires August 31, 2004.

     Griffin, noting the continued strong financial performance of the Company, said the Board increased the per share repurchase price by $1.00 to $38.25 and by $1.00 to $44.00 for transactions of at least 2,000 shares.

     Hudson Valley Holding Corp., headquartered in Yonkers, NY, is the parent company of Hudson Valley Bank, Westchester's largest independently owned Bank with 19 branches located in the Bronx, Manhattan and Westchester and loan production offices in Dutchess County and Queens. The Bank specializes in providing a full range of financial services to small businesses, professional services firms, not-for-profit organizations and individuals. The Company's stock is traded under the ticker symbol "HUVL" on the OTC Bulletin Board. Additional information on the Bank can be obtained on our web-site at www.hudsonvalleybank.com.


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